                                                                EXHIBIT NO. 10.6







                               PURCHASE AGREEMENT

                                  by and among

                           NEXTERA ENTERPRISES, L.L.C.
                                     (Buyer)

                              PYRAMID IMAGING, INC.
                                  (the Company)

                           The Holders of the Company

                                       and

                      Certain Optionholders of the Company







                                 March 31, 1998

                                      INDEX


                                                                                           Page
        SECTION 1. SALE OF SHARES, CANCELLATION OF OPTIONS AND PURCHASE PRICE................1

        1.1. CANCELLATION OF OPTIONS.........................................................1
        1.2. CONTRIBUTION OF COMPANY SHARES..................................................2
        1.3. TIME AND PLACE OF CLOSING.......................................................2
        1.4. FURTHER ASSURANCES..............................................................2
        1.5. TRANSFER TAXES..................................................................3
        1.6. WORKING CAPITAL.................................................................3
        1.7 ADDITIONAL CONSIDERATION.........................................................4
        1.8 NET WORTH........................................................................5

        SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE HOLDERS.............6

        2.1. MAKING OF REPRESENTATIONS AND WARRANTIES........................................6
        2.2. ORGANIZATION AND QUALIFICATIONS OF THE COMPANY..................................6
        2.3. SHARES OF THE COMPANY; BENEFICIAL OWNERSHIP.....................................6
        2.4. NO SUBSIDIARIES.................................................................7
        2.5. AUTHORITY OF THE COMPANY........................................................7
        2.6. REAL AND PERSONAL PROPERTY......................................................8
        2.7. FINANCIAL STATEMENTS............................................................9
        2.8. TAXES..........................................................................11
        2.9. ACCOUNTS RECEIVABLE............................................................14
        2.10. ABSENCE OF CERTAIN CHANGES....................................................14
        2.11. ORDINARY COURSE...............................................................16
        2.12. BANKING RELATIONS.............................................................16
        2.13. INTELLECTUAL PROPERTY.........................................................16
        2.14. CONTRACTS.....................................................................18
        2.15. LITIGATION....................................................................19
        2.16. COMPLIANCE WITH LAWS..........................................................19
        2.17. INSURANCE.....................................................................20
        2.18. WARRANTY OR OTHER CLAIMS......................................................20
        2.19. POWERS OF ATTORNEY............................................................20
        2.20. FINDER'S FEE..................................................................20
        2.21. PERMITS:  BURDENSOME AGREEMENTS...............................................20
        2.22. COMPANY RECORDS; COPIES OF DOCUMENTS..........................................21
        2.23. TRANSACTIONS WITH INTERESTED PERSONS..........................................21
        2.24. EMPLOYEE BENEFIT PROGRAMS.....................................................21
        2.25. ENVIRONMENTAL MATTERS.........................................................24
        2.26. DIRECTORS AND OFFICERS........................................................25
        2.27. CUSTOMER REVENUES.............................................................26
        2.28. EMPLOYEES; LABOR MATTERS......................................................26
        2.29. CUSTOMERS, DISTRIBUTORS AND SUPPLIERS.........................................26
        2.30. EQUITY REPURCHASE.............................................................27
        2.31. DISCLOSURE....................................................................27

        SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE HOLDERS............................27

        3.1. OWNERSHIP OF SHARES AND OPTIONS................................................27
        3.2. AUTHORITY......................................................................28
        3.3. FINDER'S FEE...................................................................28
        3.4. AGREEMENTS.....................................................................28
        3.5. EXPERIENCE; ACCREDITED INVESTOR................................................29
        3.6. INVESTMENT.....................................................................29
        3.7. NO PUBLIC MARKET...............................................................29
        3.8. ACCESS TO DATA.................................................................29
        3.9. RESIDENCE......................................................................29

        SECTION 4. COVENANTS OF THE COMPANY AND THE HOLDERS.................................30

        4.1. MAKING OF COVENANTS AND AGREEMENTS.............................................30
        4.2. AUTHORIZATION FROM OTHERS......................................................30
        4.3. NOTICE OF DEFAULT..............................................................30
        4.4. CONSUMMATION OF AGREEMENT......................................................30
        4.5. COOPERATION OF THE COMPANY AND HOLDERS.........................................30
        4.6. NO SOLICITATION OF OTHER OFFERS................................................30
        4.7. TAX RETURNS....................................................................31

        SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER..................................31

        5.1. MAKING OF REPRESENTATIONS AND WARRANTIES.......................................31
        5.2. ORGANIZATION...................................................................31
        5.3. AUTHORITY......................................................................31
        5.4. LITIGATION.....................................................................32
        5.5. FINDER'S FEE...................................................................32
        5.6. AVAILABLE FUNDS................................................................32
        5.7. MEMBERSHIP INTERESTS OF BUYER..................................................32
        5.8. FINANCIAL STATEMENTS...........................................................33
        5.9. TAXES..........................................................................33
        5.10. ABSENCE OF CERTAIN CHANGES....................................................35
        5.11. COMPLIANCE WITH LAWS..........................................................37
        5.12. OPERATING AGREEMENTS..........................................................37

        SECTION 6. COVENANTS OF BUYER.......................................................37

        6.1. CONSUMMATION OF AGREEMENT......................................................37
        6.2. OPTION POOL....................................................................37
        6.3. BOOKS AND RECORDS; TAX MATTERS.................................................38
        6.4. RELEASE OF PERSONAL GUARANTEES.................................................38
        6.5. RIGHT OF FIRST OFFER ON DISPOSITIONS OF HOLDERS................................38

        SECTION 7. CONDITIONS...............................................................40

        7.1. CONDITIONS TO THE OBLIGATIONS OF BUYER.........................................40
        7.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE HOLDERS.......................42

        SECTION 8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.............................42

        8.1. SURVIVAL OF WARRANTIES.........................................................42

        8.2. RELEASE........................................................................42

        SECTION 9. INDEMNIFICATION..........................................................44

        9.1. INDEMNIFICATION BY THE HOLDERS.................................................44
        9.2. LIMITATIONS ON INDEMNIFICATION BY THE HOLDERS..................................45
        9.3. INDEMNIFICATION BY BUYER.......................................................46
        9.4. LIMITATION ON INDEMNIFICATION BY BUYER.........................................46
        9.5. NOTICE; DEFENSE OF CLAIMS......................................................47
        9.6. SATISFACTION OF HOLDER INDEMNIFICATION OBLIGATIONS.............................47
        9.7. VALUATION OF BUYER CLASS A UNITS...............................................48

        SECTION 10. MISCELLANEOUS...........................................................48

        10.1. RECAPITALIZATION OF BUYER AND HOLDINGS........................................48
        10.2. FEES AND EXPENSES.............................................................48
        10.3. GOVERNING LAW.................................................................49
        10.4. NOTICES.......................................................................49
        10.5. ENTIRE AGREEMENT..............................................................50
        10.6. ASSIGNABILITY; BINDING EFFECT.................................................50
        10.7. CAPTIONS AND GENDER...........................................................50
        10.8. EXECUTION IN COUNTERPARTS.....................................................50
        10.9. AMENDMENTS....................................................................51
        10.10. PUBLICITY AND DISCLOSURES....................................................51
        10.11. SPECIFIC PERFORMANCE.........................................................51

                               PURCHASE AGREEMENT



        This Purchase Agreement (the "Agreement") is entered into as of March 31, 1998 by and among Nextera Enterprises, L.L.C., a Delaware limited liability company ("Buyer"), Pyramid Imaging, Inc., a California corporation (the "Company"), the holders of the Company's capital stock (identified on Exhibit A as and herein collectively referred to as the "Holders" and individually as a "Holder").



                               W I T N E S S E T H

        WHEREAS, the Holders own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of 4,009,971 shares of Common Stock (said shares referred to herein as the "Shares");

        WHEREAS, the Excluded Optionholders (as hereinafter defined) and Charles Blackburn hold options to purchase shares of Common Stock of the Company, as more fully described in Section 2.3(b);

        WHEREAS, the Holders desire to sell all of the Shares to Buyer, and Buyer desires to acquire all of the Shares;

        WHEREAS, Buyer desires to issue membership interests pursuant to, and subject to the terms and conditions of, this Agreement; and

        NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1. SALE OF SHARES, CANCELLATION OF OPTIONS AND PURCHASE PRICE.

        1.1. Cancellation of Options. At the Closing (as hereinafter defined), all outstanding options to purchase Common Stock of the Company shall be canceled. Charles Blackburn and all other holders of options to purchase equity securities of the Company (such other holders of options are identified on Exhibit B as and referred to herein as "Excluded Optionholders") shall enter into an Option Cancellation Agreement in the form attached hereto as Exhibit B with the Company whereby each such optionholder shall agree to have the Company cancel all options held by such optionholder.

        1.2. Contribution of Company Shares.

               (a) Transfer of Shares. At the Closing (as hereinafter defined), each Holder shall deliver or cause to be delivered to Buyer certificates representing all of the Shares owned by such Holder, as set forth on Exhibit A. Such certificates shall be presented with assignments duly executed in blank (or the equivalent), with such other documents as may reasonably be required by Buyer to effect a valid transfer of such Shares by such Holder, free and clear of any and all liens, encumbrances, charges or claims.

               (b) Contribution of Shares and Exchange of Buyer Interest. In return for the contribution from the Holders to Buyer of the Shares and the cancellation by the Company of the outstanding options to purchase Common Stock of the Company and in reliance upon the representations and warranties of the Company and the Holders herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, Buyer agrees that at the Closing, it will (a) deliver to the Holders Eight Million Ninety-One Thousand Six Hundred Sixty Seven Dollars ($8,091,667) in cash and 520,667 Class A Common Units of Buyer ("Buyer Class A Units") issued pursuant to the Limited Liability Company Agreement of Nextera Enterprises, L.L.C. dated as of April 9, 1997, as amended on January 6, 1998 (the "Buyer Operating Agreement"), which shall be distributed in the amounts set forth opposite the name of each Holder on Exhibit A subject to reductions as provided in Section 1.6 and reductions for requirements with respect to withholdings under tax or employment laws (the cash payment to be made by bank cashier's check in Boston Clearing House funds or by wire transfer of immediately available funds), and (b) deliver to the Escrow Agent Eight Hundred Twenty Five Thousand Dollars ($825,000) in cash and 66,000 Buyer Class A Units (the "Escrowed Units," together with the Escrowed Cash, the "Escrow Deposit") to be held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement to be executed substantially in the form attached hereto as Exhibit C.

        1.3. Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at a mutually agreeable location in San Francisco, California on April 7, 1998 or at such other date and location as may be mutually agreed upon by the parties. The Agreement shall be effective as of March 31, 1998 for all purposes.

        1.4. Further Assurances. The Holders from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Shares and all rights thereto, and to fully implement the provisions of this Agreement. From time to time after the Closing, Buyer shall execute and deliver further instruments and take such other action as the Holders may reasonably request to confirm or perfect or otherwise to carry out the transactions contemplated hereby.

        1.5. Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Shares under this Agreement, if any, will be borne and paid by the Holders.

        1.6. Working Capital.

               (a) Working Capital Payable. The amount of the cash payments to be made by Buyer to the Company at the Closing is premised upon the Company having at least Five Hundred Fifty Thousand Dollars ($550,000) of net working capital (current assets less current liabilities), determined in accordance with generally accepted accounting principles, at the Closing (such amount being the "Minimum Working Capital"), provided, however, that such calculation of $550,000 of working capital shall not take into account any accruals by the Company as of the Closing of any payroll taxes and similar charges paid by the Company relating to the compensation deemed to be received as a result of cancellation of outstanding options to purchase Common Stock of the Company. No later than two business days prior to the Closing, the Company shall advise Buyer of its estimate of working capital at the Closing. Without limiting other rights that Buyer may have under this Agreement, if the amount so estimated is less than the Minimum Working Capital, the cash payment to the Holders for the transfer of the Shares at the Closing shall be reduced by the amount of such shortfall.

        Within thirty (30) days following the Closing, the Holders and the Company shall determine the actual working capital as of the Closing Date (the "Closing Working Capital") and promptly notify Buyer of such amount. If the Closing Working Capital is less than the lower of the Minimum Working Capital or the estimated working capital as described in the preceding paragraph, as such would have resulted in a reduced cash payment to the Holders for the Shares at the Closing (such shortfall being the "Adjustment Amount"), the Holders shall pay to Buyer the Adjustment Amount in cash.

        (b) Disputed Adjustment Amount. If Buyer shall disagree with the amount determined to be the Closing Working Capital, it shall notify the Holders in writing of such disagreement within fifteen (15) business days of its receipt of the determination of Closing Working Capital. Buyer and the Holders shall use their best efforts for a period of thirty (30) days following the notice of disagreement to resolve any disagreement. If at the end of such period, Buyer and the Holders are unable to resolve the disagreement, KPMG Peat Marwick LLP (the "Arbitrator") shall be retained to make a final and binding determination of the actual Closing Working Capital. The determination of the Arbitrator shall be final, binding and conclusive on the parties. The fees and expenses of the Arbitrator shall be borne equally by Buyer and the Holders.

        1.7 Additional Consideration.

               (a) Revenue Earn-Out. As additional consideration, Buyer shall pay to the Holders an amount not to exceed $833,333 and 53,333 Buyer Class A Units, calculated as set forth in the Earn-Out Schedule (such amount is referred to herein as the "Additional Consideration") and subject to the terms set forth in this Section 1.7; provided, however, that no Additional Consideration shall be paid unless (a) the Company's earnings before interest, taxes and depreciation ("EBITDA"), determined in accordance with generally accepted accounting principles ("GAAP"), as a percentage of revenue is at least 14.8% for the Earn-Out Period (as hereinafter defined) and (b) the Company's Qualified Revenue (as hereinafter defined) for the Earn-Out Period is equal to or greater than the amount that is 128.0% of the Company's 1997 Qualified Revenue. For purposes of this Section 1.7, the term "Earn Out Period" shall mean the twelve month period ended March 31, 1999 and the term "Qualified Revenue" shall mean all revenue earned by the Company (including, without limitation, all payments, reimbursements, fees or penalties received by the Company after March 31, 1998, whether or not deemed to be earned by the Company prior to such date, in connection with the termination, winding down of the system or final settling of accounts of that certain Consulting & Systems Management Agreement between the Company and Nelson Information, Inc. (the "Nelson Agreement"), or that are intended to pay the company for services performed under such agreement at rates higher than the earlier invoiced rates of $80.00 per hour, excluding amounts billed for services through March 31, 1998, and reimbursable expenses incurred prior to March 31, 1998), less the Company's actual cost of any resold third party hardware and/or resold third party software. For purposes of this Section 1.7, EBITDA shall not take into account any payments by the Company of any payroll taxes and similar charges paid by the Company relating to the compensation deemed to be received by Charles Blackburn or the Excluded Optionholders as a result of cancellation of outstanding options to purchase Common Stock of the Company.

               (b) Earn-Out Statement. Not later than ten (10) days following the completion of the financial statements of Buyer and the Company for the period ended March 31, 1999, Buyer shall prepare and deliver to the Holders a statement setting forth the EBITDA margin of the Company for the Earn-Out Period, the Qualified Revenue of the Company for the Earn-Out Period, the percentage growth in Qualified Revenue from 1997 to the end of the Earn-Out Period and the amount of the Additional Consideration, if any, payable to the Holders (the "Earn-Out Statement"). The amount of the Additional Consideration reflected on the Earn-Out Statement shall be paid by Buyer not later than the thirtieth (30th) business day following the date the Earn-Out Statement is required to be delivered to the Holders. Notwithstanding the foregoing, the amount of Additional Consideration, if any, shall be paid to the individuals listed on Exhibit D (or their heirs or estates) not later than July 31, 1999. Any objections made to the calculation of Additional Consideration shall be resolved in accordance with Section 1.7(d).

               (c) Form of Additional Consideration. The Additional Consideration described on the Earn-Out Schedule shall be paid to the Holders in accordance with their percentage interests set forth on Exhibit D and in the form of cash until a total of $833,333 has been paid to such individuals as set forth on Exhibit D. If the Additional Consideration shall exceed $833,333, Buyer shall pay such additional amount to the Holders in accordance with their percentage interests and in the form of Buyer Class A Units to the extent of 53,333 units as set forth on Exhibit D.

          Except as set forth in this Section 1, no additional consideration will be paid to the Holders pursuant to this Agreement.

               (d) Disputed Additional Consideration. If the Holders shall disagree with the amount determined to be the Additional Consideration, the 1998 Qualified Revenue or the EBITDA determination in Section 1.7, it shall notify Buyer in writing of such disagreement within ten (10) business days of its receipt of the Earn-Out Statement. Buyer shall pay any undisputed Additional Consideration in accordance with Section 1.7(b). The parties acknowledge that the Company's 1997 Qualified Revenue is equal to $6,640,000 and may not dispute such amount. Buyer and the Holders shall use their best efforts for a period of thirty (30) days following the notice of disagreement to resolve any disagreement. If at the end of such period, Buyer and the Holders are unable to resolve the disagreement, KPMG Peat Marwick LLP (the "Earn-Out Arbitrator") shall be retained to make a final and binding determination of the Additional Consideration, if any. The determination of the Earn-Out Arbitrator shall be final, binding and conclusive on the parties. The fees and expenses of the Earn-Out Arbitrator shall be borne equally by Buyer and the Holders.

               (e) Operation of the Company During the Earn-Out Period. Buyer shall act in good faith with respect to the operation of the Company during the Earn-Out Period and shall not take any actions with the aim of diminishing the ability of the Company to earn Additional Consideration pursuant to this Section 1.7

          1.8 Net Worth

               As of March 31, 1998, the total shareholders equity of the Company (as determined in accordance with GAAP and consistent with past accounting practices of the Company) is at least $1,700,000. No later than forty-five (45) days following the Closing, the Company shall provide Buyer with a balance sheet as of March 31, 1998 (the "March Balance Sheet"). If the total shareholders equity of the Company is determined to be less than $1,700,000, the Holders and Buyer shall direct the Escrow Agent to pay to Buyer the amount of such shortfall from the Escrowed Cash (as such term is defined in the Escrow agreement). If Buyer or the Holders shall disagree with the amount of the total shareholders equity set forth on the March Balance Sheet, such party shall notify the Company of such disagreement within fifteen
(15) days of the receipt of the March Balance Sheet and such dispute shall be resolved in accordance with Section 1.6(d). This Section 1.8 shall be subject to the limitations of Section 9.2(b) but none of the other limitations of Section 9.2.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE HOLDERS.

          2.1. Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby and except as set forth on the disclosure schedule delivered to Buyer, the Company and each of the Holders jointly and severally hereby make to Buyer the representations and warranties contained in this Section 2; provided, however, that no Holder shall have any right of indemnity or contribution from the Company with respect to any breach of representation or warranty hereunder.

          2.2. Organization and Qualifications of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Organization, as amended to date, certified by the California Secretary of State (the "Company Articles"), and of the Company's Bylaws, as amended to date, certified by the Company's Secretary (together with the Company Articles, the "Company Organizational Documents"), and heretofore delivered to Buyer's counsel, are complete and correct, and, except as set forth in Schedule 2.2, no amendments thereto are pending. The Company is not in violation of any term of the Company Organizational Documents. The Company is duly qualified to do business as a foreign corporation in the State of New York and, except as set forth in
Schedule 2.2, it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction in which failure to be so licensed or qualified would have a Material Adverse Effect. "Material Adverse Effect" shall mean any change or effect that has a material adverse effect on the financial condition, business or operation of the Company.

          2.3. Shares of the Company; Beneficial Ownership.

               (a) The authorized capital stock of the Company consists of ten million (10,000,000) shares of Common Stock, of which four million, nine thousand, nine hundred seventy-one (4,009,971) shares are duly and validly issued, outstanding, fully paid and non-assessable. Other than as set forth on Exhibit A, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Shares to which the Company or any of the Holders is a party.

               (b) The Company has adopted the Pyramid Imaging, Inc. Equity Incentive Plan (the "1997 Equity Incentive Plan") which provides for the issuance of options to purchase up to three million (3,000,000) shares of Common Stock of the Company. As of the date hereof, options to purchase 1,086,999 shares of Common Stock have been granted and are outstanding under the Equity Incentive Plan to the persons, in the amounts and at the exercise prices set forth in Schedule 2.3. Options to purchase 454,001 shares were exercisable as of the date of this Agreement.

          2.4. No Subsidiaries. The Company has no subsidiaries or investments in any other corporation or business organization.

          2.5. Authority of the Company. The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and, subject to the representations of Buyer in Section 5.2 hereto, to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument to which the Company is a party have been duly authorized by all necessary action of the Company and no other action on the part of the Company or the Holders is required in connection therewith.

          This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

                    (i) does not and will not violate any provision of the Company Organizational Documents;

                    (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or, subject to Sections 2.6 or 2.14, make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                    (iii) to the knowledge of the Company or the Holders, except as set forth in Schedule 2.5, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or the Shares.

          2.6. Real and Personal Property.

               (a) Real Property. The Company does not own any real property. All of the real property leased by the Company is identified on Schedule 2.6(a) (herein referred to as the "Leased Real Property").

                              (i) Leases. All leases of Leased Real Property are
               identified on Schedule 2.6(a), and true and complete copies thereof have been delivered to Buyer. Each of said leases has been duly authorized and executed by the Company and is in full force and effect and binding and enforceable against the parties thereto. The Company is not in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of the Company or the Holders, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

                              (ii) Consents. Except as set forth in Schedule
               2.6(a), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property or from any regulatory authority, no filing with any regulatory authority is required in connection therewith.

                              (iii) Condition of Leased Real Property. Except as
               set forth in Schedule 2.6(a), to the knowledge of the Company or the Holders (1) there are no material defects in the physical condition of any portion of the Leased Real Property and (2) all such Leased Real Property is in good operating condition and repair, has been well maintained.

                              (iv) Compliance with the Law. The Company has not
               received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to the Leased Real Property that has not been heretofore corrected. The Company has not received any notice of any real estate tax deficiency or assessment and is not aware of any proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

                              (b) Personal Property. A list of the machinery and
               equipment of the Company is contained in Schedule 2.6(b) hereto. Except as specifically disclosed in said Schedule or in the Company Balance Sheet (as hereinafter defined), and except for Permitted Encumbrances (as hereinafter defined), the Company owns all of its personal property free of all liens and claims. Except as otherwise specified in Schedule 2.6(b) hereto, none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Company Balance Sheet. Except as otherwise specified in
               Schedule 2.6(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company presently necessary to the conduct of the business of the Company as such business is currently being conducted are in good repair (ordinary wear and tear excepted), have been well maintained, and comply in all material respects with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order. Neither the Company nor any of the Holders has received notice of any such law, ordinance or regulation which could adversely affect the Company or its business. "Permitted Encumbrances" shall mean (a) liens for current taxes or other governmental assessments or charges not yet due and payable, (b) materialmen's, mechanics, workmen's, repairmen's, employees', carriers', warehousemen's and other like liens incurred in the ordinary course of business, so long as such liens do not individually or in the aggregate, materially impair the value of the assets or property subject thereto, and (c) other incidental liens, claims, charges, security interests, mortgages or other encumbrances.

          2.7. Financial Statements.

               (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 2.7: balance sheets of the

Company for its fiscal year ended December 31, 1997, and statements of income and retained earnings for the year then ended and a balance sheet of the Company for the interim period ended January 31, 1998 and a statement of income and retained earnings for the interim period ended January 31, 1998 (the "Financial Statements"). The December 31, 1997 balance sheet is hereinafter referred to as the "Company Balance Sheet." Except as set forth on Schedule 2.7, the Financial Statements, have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and said Financial Statements, present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby, and all other unaudited financial information provided by the Company to Buyer since the date of the Company Balance Sheet presents fairly and completely in all material respects the information purported to be shown thereon subject to (i) such exceptions as may be indicated in the notes thereto,
(ii) normal year-end adjustments and (iii) the omission of footnotes and other presentational items that may be required by GAAP.

               (b) As of the date of the Company Balance Sheet, the Company did not have any liabilities of any nature, whether accrued, absolute or contingent (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date of the Company Balance Sheet), except liabilities stated or adequately reserved against on the Company Balance Sheet.

               (c) The operating results for fiscal year 1997 and the Company's fiscal year 1998 operating budget which have previously been supplied by the Company to Buyer have been prepared in good faith on the basis of assumptions by the Company which the Company believed were reasonable at the time of the preparation of such projections.

               (d) Except as set forth on Schedule 2.7, as of the date hereof and as of the Closing, the Company has not had and will not have any liabilities of any nature, whether accrued, absolute or contingent (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Company Balance Sheet or the notes thereto, or (ii) incurred in the ordinary course of business of the Company consistent with the terms of this Agreement.

          2.8. Taxes.

               (a) As used in this Section 2.8, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, VAT, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign). The term "Taxes" includes any liability of the Company or any current or former subsidiary of the Company ("Subsidiary") for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other person.

               (b) All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, "Tax Returns") required to be filed by the Company and each Subsidiary have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects.

               (c) The Company and each Subsidiary have timely paid all Taxes due or claimed to be due by any federal, state, local, foreign or other taxing authority.

               (d) There are no liens for Taxes upon any of the assets of the Company or any Subsidiary, except liens for taxes not yet due and payable.

               (e) No Tax Returns of the Company or any Subsidiary have been examined by the relevant taxing authority. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary that has not been resolved and paid in full. There are no outstanding waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by the Company or any Subsidiary (including the time for filing of Tax Returns or paying Taxes) and neither the Company nor any Subsidiary has pending requests for any such waivers, extensions, or comparable consents.

               (f) No audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received written notice of any pending audits or proceedings.

               (g) The Company and each Subsidiary has established adequate reserves in accordance with generally accepted accounting principles for all Taxes not yet due and payable, which reserves are set forth in Schedule 2.8.

               (h) The Company and each Subsidiary uses the accrual method of accounting for income tax purposes and neither the Company nor any Subsidiary has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect.

               (i) The Company, each Subsidiary, and each Holder has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

               (j) Neither the Company nor any Subsidiary is a party to or bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar contract or arrangement.

               (k) No power of attorney granted by the Company with respect to any Taxes is currently in force.

               (l) The Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

               (m) There is no expectation that any taxing authority may claim or assess any additional Taxes payable by the Company or any Subsidiary or any material amount of Taxes payable by the Holders for any period ending on or prior to the Closing Date and there are no facts of which the Company or the Holders are aware which would constitute grounds for the assessment of any Taxes payable by the Company or any Subsidiary for any period ending on or prior to the Closing Date.

               (n) Schedule 2.8 sets forth each state, local and foreign jurisdiction in which the Company and each Subsidiary is required, or has been at any time required, to file or be included in a Tax Return. No written claim has ever been received by the Company or any Subsidiary from a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Tax Returns that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction, and, to the knowledge of the Company, no such claim has been threatened by a taxing authority.

               (o) The Company and each Subsidiary have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code.

               (p) Other than proposed or directed by Buyer, neither the Company nor any Subsidiary have agreed, nor is it (or will it be immediately following the Closing) required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

               (q) No property of the Company or any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (r) Neither the Company nor any Subsidiary has entered into any installment sale contract pursuant to Section 453 of the Code whereby the installments have not been fully collected, nor has the Company entered into an interest rate swap, currency swap, or similar transaction.

               (s) Neither the Company, any Subsidiary or any Holder is subject to liability as a transferee pursuant to Code Section 6901 et seq. or otherwise, nor will Buyer be subject to such liability as a direct or indirect result of Buyer's acquisition of the Shares.

               (t) Neither the Company nor any Holder has received a notice of tax lien with respect to a Holder's shares or options.

               (u) Neither the Company nor any Subsidiary owns any interest in real property in any jurisdiction in which a Tax is imposed on the transfer of the controlling interest in an entity that owns any interest in real property.

               (v) Neither the Company, any Subsidiary nor any other person on behalf of the Company or any Subsidiary has entered into an agreement or consent pursuant to Section 341(f) of the Code.

               (w) Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss of the Company or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other person.

          2.9. Accounts Receivable. Except as set forth on Schedule 2.9 attached hereto, the accounts receivable of the Company shown or reflected on the Company Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Company Balance Sheet) are or will be at the Closing valid and enforceable claims, fully collectible and subject to no set off or counterclaim and reflect amounts due or owing to the Company for services performed prior to such date in the ordinary course of business. The Company has no unbilled revenue recognized and not yet billed to clients. Except as set forth on
Schedule 2.9, the Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any Shareholder, director, officer or employee of the Company.

          2.10. Absence of Certain Changes. Except as disclosed in Schedule 2.10 attached hereto, since December 31, 1997, there has not been:

               (a) Any change in the business, properties, assets, results of operations, financial condition, liabilities, or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

               (b) Any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

               (c) Any mortgage, encumbrance or lien (other than Permitted Encumbrances) placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the date of the Closing;

               (d) Any obligation or liability of any nature, whether accrued, absolute or contingent (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since the date of the Company Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the obligations under this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

               (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets to the Company other than in the ordinary course of business;

               (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

               (g) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the equity interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its equity interests;

               (h) Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

               (i) Any change with respect to the officers or management of the Company;

               (j) Any payment or discharge of a material lien or liability of the Company which was not shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter;

               (k) Any obligation or liability incurred by the Company to any of its officers, directors, shareholders or employees, or any loans or advances made by the Company to any of its officers, directors, Shareholders or employees, except normal compensation and expense allowances and advances payable to officers or employees;

               (l) Any change in accounting methods or practices, credit practices or collection policies used by the Company;

               (m) Any other transaction entered into by the Company other than transactions in the ordinary course of business; or

               (n) Any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

          2.11. Ordinary Course. Since December 31, 1997, except for matters described in the Schedules to this Agreement and the negotiation of this Agreement, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

          2.12. Banking Relations. All of the arrangements which the Company has with any banking institution are completely and accurately described in Schedule
2.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

          2.13. Intellectual Property.

               (a) Except as described in Schedule 2.13, the Company has ownership of, or license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of the Company as presently conducted or contemplated by the Company and all of the rights of the Company in any material Intellectual Property are freely transferable to a successor of the Company. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of the Company or the Holders, threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated.

               (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company in its business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in Schedule 2.13. Except as set forth on Schedule 2.13, all of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

               (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in Schedule 2.13 other than generally commercially available third party software, that has not been materially modified by the Company, for which the Company can freely assign its rights to a successor of the Company that is either: (i) only subject to a shrink wrap license agreement, or (ii) is immaterial to the Company's business. All said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the knowledge of the Company or the Holders, any other party thereto, and, except as set forth on Schedule 2.13, all of the rights of the Company thereunder are freely assignable. To the knowledge of Company, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

               (d) All material licenses or other material agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in Schedule 2.13. All of said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the knowledge of the Company or the Holders, any other party thereto, and, except as set forth on Schedule 2.13, all of the rights of Company thereunder are freely assignable to a successor of the Company. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

               (e) The Company has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its products, services and technology except where failure to take such steps would not have a Material Adverse Effect. The Company has required all professional and technical employees and other employees having access to valuable non-public information of Company, to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of Company. The Company has not made any such information available to any person other than employees of Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

               (f) The present and contemplated business, activities and products of the Company do not infringe any Intellectual Property of any other person. To the knowledge of the Company or the Holders, no proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the knowledge of the Company or the Holders, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Neither the Company nor, to the knowledge of the Company or the Holders, any of the Company's employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company or the Holders.

          2.14. Contracts. Except for contracts, commitments, plans, agreements and licenses described in Schedule 2.14 (true and complete copies of which have been delivered to Buyer), the Company is not a party to or subject to:

               (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

               (b) any employment contract or contract for services which requires the payment of more than $25,000 annually or which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

               (c) any contract or agreement for the purchase of any commodity, material or equipment with a purchase price or commitment in excess of $25,000;

               (d) any contract or agreement with a client or customer of the Company providing for an aggregate payment by such client or customer of more than $25,000;

               (e) any other contracts or agreements creating any obligations of the Company of $25,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

               (f) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

               (g) any contract or agreement that requires obligations of the Company for more than one year other than insignificant contracts or contracts otherwise listed on Schedule 2.14;

               (h) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

               (i) any contract with any sales agent or distributor of products of the Company;

               (j) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

               (k) any contract or agreement for the purchase of any fixed asset for a price in excess of $25,000 whether or not such purchase is in the ordinary course of business;

               (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

               (m) any contract or agreement with any officer, employee, director or Holder of the Company or with any persons or organizations controlled by or affiliated with any of them.

        The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule or has any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

          2.15. Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company or any of the Holders, threatened against the Company or its affiliates. There have been no claims made or, to the knowledge of the Company or any of the Holders, threatened by a client or customer of the Company nor, to the knowledge of the Company or any of the Holders, are there any such claims that may be asserted.

          2.16. Compliance with Laws. The Company is in compliance with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, except where noncompliance with such statute, ordinance, order, judgment, decree, rule or regulation would not have a Material Adverse Effect, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

          2.17. Insurance. The physical properties, assets and business of the Company are insured to the extent disclosed in Schedule 2.17 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. To the knowledge of the Company and the Holders, said insurance is adequate and customary for the business engaged in by the Company and is sufficient for compliance by the Company with all requirements of law and all agreements and leases to which the Company is a party.

          2.18. Warranty or Other Claims. Except as set forth in Schedule 2.18 hereto, there are no existing or threatened product or service liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties. No request has been made to the Company to lower the previously agreed to price for the same services or product with respect to any business understanding, and to the knowledge of the Company and each of the Holders there are no facts upon which any such claim could be based.

          2.19. Powers of Attorney. Neither the Company or any of the Holders has any outstanding power of attorney with respect to or affecting any transaction contemplated by this Agreement.

          2.20. Finder's Fee. Except pursuant to a letter agreement dated May 16, 1997 with Alliant Partners, the Company has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement. The Holders shall be responsible for any fee due Alliant Partners from the Company.

          2.21. Permits: Burdensome Agreements. Schedule 2.21 lists all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company to conduct its business. The Company has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in Schedule 2.21 or in any other Schedule hereto, the Company is not subject to or bound by any agreement with a regulatory body or court, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

          2.22. Company Records; Copies of Documents. The record books of the Company accurately record all action taken by its shareholders and Board of Directors and committees. The copies of the records of the Company, as made available to Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

          2.23. Transactions with Interested Persons. Neither the Company, any of its Subsidiaries, any Shareholder, officer, supervisory employee or director of the Company or any of its Subsidiaries owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company or any of its Subsidiaries, or any organization which has a material contract or arrangement with the Company or any of its Subsidiaries.

          2.24. Employee Benefit Programs.

               (a) Schedule 2.24 lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the date of the Closing.

               (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) of the Code, and each associated trust which at any time has been intended to be exempt from taxation pursuant to Section 501(a) of the Code is the subject of a favorable determination, opinion or approval letter from the Internal Revenue Service ("IRS") regarding its qualification or exemption from taxation, as applicable, under such section and has, in fact, been qualified or tax exempt, as applicable, under the applicable section of the Code through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

               (c) The Company does not know and has no reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Program.

               (d) Neither the Company nor any Affiliate (as defined below) has ever (i) maintained any Employee Program which has been subject to Title IV of ERISA; (ii) maintained any Multiemployer Plan (as defined below); or (iii) provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or benefits that continue for a brief period of time after termination of employment, for example for the balance of the month in which an employee terminates, or has ever promised to provide such post-termination benefits).

               (e) With respect to each Employee Program maintained by the Company within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended;
(ii) the most recent IRS determination, opinion or approval letter with respect to such Employee Program under Code Sections 401 and 501(a), and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Buyer to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

               (f) Neither the Company nor any Affiliate has any announced plan or legally binding commitment to create any additional Employee Program which is intended to cover employees or former employees of the Company or any Affiliate (with respect to their relationship with such entities) or to amend or modify any existing Employee Program which covers or has covered employees or former employees of the Company or any Affiliate (with respect to their relationship with such entities).

               (g) Each Employee Plan listed on Schedule 2.24 may be amended, terminated, modified or otherwise revised prospectively by the Company including the elimination of any and all future benefit accruals under any Employee Plan.

               (h) No event has occurred in connection with which the Company, any Affiliate or any Employee Program, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee

Programs or (B) pursuant to any obligation of the Company or any Affiliate to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Programs.

               (i) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Program (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

               (j) Each Employee Program and related trust agreement or other funding instrument, as applicable, which covers or has covered employees or former employees of the Company or any Affiliate (with respect to their relationship with such entities) is legally valid and binding and in full force and effect.

               (k) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Affiliate (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by the Company or any Affiliate of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

               (l) All contributions required to be made by the Company or any Affiliate with respect to any Employee Program due as of any date through and including the Closing Date have been made when due.

               (m) For purposes of this section:

                    (i) "Employee Program" means (A) any employee benefit plan within the meaning of ERISA Section 3(3), including, but not limited to, any multiple employer welfare arrangement (within the meaning of ERISA Section 3(4)), plan to which more than one unaffiliated employer contributes and any employee benefit plan (such as a foreign or excess benefit plan) which is not subject to ERISA; and (B) any employment, consulting, severance or other similar contract, arrangement or policy, any stock option plan, bonus or incentive award plan, deferred compensation agreement, supplemental income arrangement, vacation plan, any employee benefit arrangement described in Code Section 501(c)(9), and any other employee benefit plan, agreement, and arrangement not described in (A) above. In the case of an Employee Program funded through a trust described in Code Section 501(a), each reference to such Employee Program shall include a reference to such trust.

                    (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                    (iii) An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company or any of its Subsidiaries for purposes of ERISA Section 302(d)(8)(C).

                    (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in Section 3(37) of ERISA.

        2.25. Environmental Matters.

               (a) (i) The Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below);
(ii) to the knowledge of the Company and each of the Holders, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company, or has ever been located in the soil or groundwater at any such site; (iii) to the knowledge of the Company and each of the Holders, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place; (iv) to the knowledge of the Company and each of the Holders, the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the knowledge of the Company or the Holders, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

               (b) (i) The Company has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company, any property owned, operated, leased, or used by any of it, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Company has no reason to believe that any of the items enumerated in clause of this subsection will be forthcoming.

               (c) To the knowledge of the Company and each of the Holders, no site owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing PCBs; or any urea formaldehyde foam insulation.

               (d) The Company has provided to Buyer copies of all documents, records, and information of the Company concerning any environmental or health and safety matter relevant to the Company or any of its Subsidiaries, whether generated by the Company or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

               (e) For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Company" shall mean and include Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

          2.26. Directors and Officers. Schedule 2.26 hereto contains a true and complete list of all current members of the Board of Directors and each of the officers of the Company. In addition, Schedule 2.26 hereto contains a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal years ending December 31, 1997 and December 31, 1998, in excess of $25,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

          2.27. Customer Revenues. Schedule 2.27 sets forth, as of the date hereof, a list of the customers from which the Company has agreements for the provision of services and the dollar amount of such obligations and remaining fees on the contract or agreement with such customers.

          2.28. Employees; Labor Matters. As of March 1, 1998, the Company employed a total of approximately fifty-six (56) full-time employees and one (1) part-time employee. Except as set forth in Schedule 2.28(a), neither the Company nor any Holder has received any notice that any employee intends to terminate his or her employment with the Company following the Closing. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company nor Buyer will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in Schedule 2.28(b). The Company is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the knowledge of the Company or the Holders, threatened against or involving the Company. To the knowledge of the Company or any of the Holders, no question concerning union representation exists respecting any employees of the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Company or the conduct of its business, and there is no arbitration or similar proceeding pending and, to the knowledge of the Company or any of the Holders, no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

          2.29. Customers, Distributors and Suppliers. Schedule 2.29(a) sets forth any customer, sales representative or distributor (whether pursuant to a commission, royalty or other arrangement) which will account for more than $25,000 in revenue for the Company for the twelve months ending December 31, 1997 (collectively, the "Customers and Distributors").

Schedule 2.29(b) lists all of the suppliers of the Company to whom during the fiscal year ending December 31, 1997 the Company will make payments aggregating $25,000 or more showing, with respect to each, the name and dollar volume involved (the "Suppliers"). Except as set forth in Schedule 2.29(a), the relationships of the Company with its Customers, Distributors and Suppliers are good commercial working relationships. Except as set forth on Schedule 2.29(c), no Customer, Distributor or Supplier has canceled, materially modified, or otherwise terminated (other than in accordance with the terms of a valid contract) its relationship with the Company, or has during the last twelve months decreased materially its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, nor to the knowledge of Company, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

          2.30. Equity Repurchase. The Company has not redeemed or repurchased any of its shares. The Company has no remaining obligations or liabilities, whether absolute, contingent or otherwise, related to or arising out of any such redemption or repurchase of its shares.

          2.31. Disclosure. The representations, warranties and statements contained in this Agreement and in the exhibits and schedules hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts, including any contract, which presently or, to the knowledge of the Company or any of the Holders, are reasonably likely in the future to have a material adverse effect on the business, properties, prospects, operations or condition of the Company which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Company operates.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE HOLDERS.

        As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Holder hereby severally, but not jointly, makes to Buyer each of the representations and warranties set forth in this Section 3 with respect to such Holder. No Holder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty hereunder.

          3.1. Ownership of Shares and Options. If such Holder is a Shareholder, such Holder owns of record and beneficially the number of the Shares set forth opposite such Holder's name in Exhibit A. Such Shares are or will be, and when delivered by such Shareholder to Buyer pursuant to this Agreement will be, free and clear of any and all liens, encumbrances, charges or claims. If such Holder is an Optionholder, such Holder owns the number of options set forth opposite such Holder's name in Exhibit A. Such options are or will be, and when canceled by the

Company pursuant to this Agreement will be, free and clear of any and all liens, encumbrances, charges or claims.

          3.2. Authority. Such Holder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Holder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Holder pursuant to this Agreement constitutes a valid and binding obligation of such Holder, enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and such Holder has full power and authority to transfer, sell and deliver the Shares to Buyer pursuant to this Agreement. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

                    (i) does not and will not violate any provision of any laws of the United States or any state or other jurisdiction applicable to such Holder, or require such Holder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                    (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Holder is a party or by which the property of such Holder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the Company or on Shares owned by such Holder.

          3.3. Finder's Fee. Except as disclosed in Section 2.20, such Holder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

          3.4. Agreements. Other than as set forth on Schedule 3.4 and except for agreements unrelated to the business of the Company (so long as any such agreements could not be deemed to have an adverse effect on the Company), each such Holder is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the

Company, other than any such agreement that may be entered into in connection with such Holder's employment by the Company. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Holder is a party relating to the business of the Company or to such Holder's rights and obligations as a shareholder, director or officer of the Company. Except as set forth on Schedule 3.4, such Holder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company.

          3.5. Experience; Accredited Investor. Each Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Buyer so that he is capable of evaluating the merits and risks of acquiring the Buyer Class A Units as partial consideration for sale of the Shares and has the capacity to protect his own interests. Each Holder must bear the economic risk of holding the Buyer Class A Units indefinitely unless such securities are registered pursuant to the Securities Act, or an exemption from registration is available for the disposition thereof. Each Holder understands that there is no assurance that any exemption from registration under the Securities Act will be available. Except as set forth on Schedule 3.5, each Holder is an "accredited investor" as defined in Rule 501 under the Securities Act.

          3.6. Investment. Such Holder is acquiring the Buyer Class A Units for such Holder's own account for investment only, and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Buyer Class A Units acquired have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder's representations as express herein.

          3.7. No Public Market. Such Holder understands that no public market now exists for any of the securities issued by Buyer has not made any assurances that a public market will ever exist for such securities.

          3.8. Access to Data. Such Holder has received and read the Buyer Operating Agreement, the Buyer business plan and financial statements and has had an opportunity to discuss Buyer's business, management and financial affairs with its management. Such Holder has also had an opportunity to ask questions of and receive answers from officers of Buyer regarding the terms and conditions of acquiring the Buyer Class A Units, which questions were answered to such Holder's satisfaction.

          3.9. Residence. The residence of the Holder in which its investment decision was made is located at the address of the Holder set forth on the signature page hereto.

SECTION 4. COVENANTS OF THE COMPANY AND THE HOLDERS.

          4.1. Making of Covenants and Agreements. The Holders jointly and severally hereby make the covenants and agreements set forth in this Section 4 and the Holders agree to cause the Company to comply with such agreements and covenants. No Holder shall have any right of indemnity or contribution from the Company with respect to the breach of any covenant or agreement hereunder.

          4.2. Authorization from Others. Prior to the date of the Closing, the Holders and the Company will use commercially reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Holders and the Company of the transactions contemplated by this Agreement (including, without limitation, the consent of Merrill Lynch Business Financial Services, Inc. and Informix Software, Inc.).

          4.3. Notice of Default. Promptly upon the occurrence of, or promptly upon the Company or a Holder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default of any of the representations, warranties or covenants of the Company or the Holders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Holders shall give detailed written notice thereof to Buyer and the Company and the Holders shall use their commercially reasonable efforts to prevent or promptly remedy the same.

          4.4. Consummation of Agreement. The Company and each of the Holders shall use their commercially reasonable efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Company will obtain prior to the Closing all necessary authorizations or approvals of its shareholders and Board of Directors.

          4.5. Cooperation of the Company and Holders. The Company and each of the Holders shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the transactions contemplated hereby.

          4.6. No Solicitation of Other Offers. Neither the Company, the Holders, nor any of their officers, directors, agents, employees or representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information concerning the operations, properties or assets of the Company to, entertain or enter into any agreement or transaction with, any person, other than Buyer, relating to the possible acquisition of the Shares, the Company or any of its assets, except for the sale of assets in the ordinary course of business of the Company consistent with the terms of this Agreement. If such a proposal is received, the Holders will promptly notify Buyer of the terms of such proposal and the identity of the party making the proposal.

          4.7. Tax Returns. The parties shall cooperate in all reasonable respects with each other to permit the Company in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns relating to the Company required to be filed by the Company and shall cooperate with respect to all tax matters, including, but not limited to, any federal or state tax audit.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

          5.1. Making of Representations and Warranties. As a material inducement to the Company and the Holders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company and the Holders contained in this
Section 5.

          5.2. Organization. Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware with full limited liability company power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is duly qualified to do business as a foreign corporation and in good standing to do business in each jurisdiction in which the nature or leasing of its properties makes such qualification necessary, other than where the failure to be duly qualified or have such good standing, as the case may be, would not have a material adverse effect on the financial condition, business or operation of Buyer.

          5.3. Authority. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and, subject to the representation of the Company and the Holders in Section 2.2 hereto, to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary organizational action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Buyer, as applicable, enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

                    (i) does not and will not violate any provision of the certificate of formation of Buyer or the Buyer Operating Agreement;

                    (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

                    (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Buyer is a party and which is material to the business and financial condition of Buyer.

          5.4. Litigation. There is no litigation pending or, to its knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement which could reasonably be expected to have a material adverse effect on Buyer. There have been no claims made or threatened by a client or customer of Buyer nor, to the knowledge of Buyer, are there any such claims that may be asserted which could reasonably be expected to have a material adverse effect on Buyer.

          5.5. Finder's Fee. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

          5.6. Available Funds. Buyer has sufficient capital available to consummate the transactions contemplated by this Agreement and is not relying on obtaining additional financing in connection with such transactions.

          5.7. Membership Interests of Buyer. Schedule 5.7 sets forth all of the issued and outstanding membership interests of Buyer and the capital contributions for each member of Buyer. Except as set forth on Schedule 5.7, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance and sale of, or outstanding securities convertible into, any additional membership interests of any class of Buyer. All of the Buyer Class A Units to be issued to the Holders as partial consideration for sale of the Shares will be duly issued under the Buyer Operating Agreement.

          5.8. Financial Statements.

               (a) Buyer has delivered to the Company the following financial statements, copies of which are attached hereto as Schedule 5.8: a balance sheet of Buyer and a statement of profit and loss of Buyer as of December 31, 1997 (the "Buyer Financial Statements"). The December 31, 1997, balance sheet is hereinafter referred to as the "Buyer Balance Sheet." The Buyer Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and the Buyer Financial Statements present fairly in all material respects the financial condition of Buyer at the date of said statements and the results of its operations for the period covered thereby subject to (i) such exceptions as may be indicated in the notes thereto, (ii) normal year-end adjustments, and (iii) the omission of footnotes and other presentational items that may be required by GAAP.

               (b) As of the date of the Buyer Balance Sheet, Buyer did not have any liabilities of any nature, whether accrued, absolute or contingent (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of Buyer or the conduct of its business prior to the date of the Buyer Balance Sheet), except liabilities stated or adequately reserved against on the Buyer Balance Sheet.

               (c) As of the date hereof and as of the Closing, Buyer has not had and will not have any liabilities of any nature, whether accrued, absolute or contingent (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Buyer or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Buyer Balance Sheet or the notes thereto, or (ii) incurred in the ordinary course of business of Buyer.

          5.9. Taxes.

               (a) As used in this Section 5.9, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, VAT, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

               (b) All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, "Tax Returns") required to be filed by Buyer have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects.

               (c) Buyer has timely paid all Taxes due from them or claimed to be due from then by any federal, state, local, foreign or other taxing authority.

               (d) There are no liens for Taxes upon any of the assets of Buyer, except liens for taxes not yet due and payable.

               (e) No Tax Returns of Buyer have been examined by the relevant taxing authority. No deficiency for any Taxes has been proposed, asserted or assessed against Buyer that has not been resolved and paid in full. There are no outstanding waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by Buyer (including the time for filing of Tax Returns or paying Taxes) and Buyer does not have pending requests for any such waivers, extensions, or comparable consents.

               (f) No audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return of Buyer, and Buyer has not received written notice of any pending audits or proceedings.

               (g) Buyer has established adequate reserves in accordance with generally accepted accounting principles for all Taxes not yet due and payable, which reserves are set forth in Schedule 5.9.

               (h) Buyer has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

               (i) Buyer is not a party to or is bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar contract or arrangement.

               (j) Buyer is, and has been at all times since its formation, properly characterized as partnerships for federal and applicable state and local income tax purposes and has filed all appropriate elections to be taxed as such.

               (k) No power of attorney granted by Buyer with respect to any Taxes is currently in force.

               (l) Other than its own operating agreement, Buyer is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

               (m) There is no expectation that any taxing authority may claim or assess any additional Taxes payable by Buyer for any period ending on or prior to the Closing Date and there are no facts of which Buyer is aware which would constitute grounds for the assessment of any Taxes payable by Buyer for any period ending on or prior to the Closing Date.

               (n) Schedule 5.9 sets forth each state, local and foreign jurisdiction in which Buyer is required, or has been at any time required, to file or be included in a Tax Return. No written claim has ever been received by Buyer from a taxing authority in a jurisdiction where Buyer does not pay Taxes or files Tax Returns that Buyer is or may be subject to Taxes assessed by such jurisdiction, and, to the knowledge of Buyer, no such claim has been threatened by a taxing authority.

               (o) Buyer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code.

               (p) Buyer has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (q) No property of Buyer is "tax exempt use property" within the meaning of Section 168(h) of the Code.

               (r) Buyer has not entered into any installment sale contract pursuant to Section 453 of the Code whereby the installments have not been fully collected, and Buyer has not entered into an interest rate swap, currency swap, or similar transaction.

               5.10. Absence of Certain Changes.

          Except as disclosed in Schedule 5.10 attached hereto, since December 31, 1997, there has not been:

               (a) Any change in the business, properties, assets, results of operations, financial condition, liabilities, or prospects of Buyer, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to Buyer;

               (b) Any contingent liability incurred by Buyer as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Buyer;

               (c) Any mortgage, encumbrance or lien placed on any of the properties of Buyer which remains in existence on the date hereof or will remain on the date of the Closing;

               (d) Any obligation or liability of any nature, whether accrued, absolute or contingent (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by Buyer or the conduct of the business of Buyer since the date of the Buyer Balance Sheet regardless of whether claims in respect thereof have been asserted), incurred by Buyer other than obligations and liabilities incurred in the ordinary course of business (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

               (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Buyer other than in the ordinary course of business;

               (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Buyer;

               (g) Any declaration, setting aside or payment of any dividend by Buyer, or the making of any other distribution in respect of the membership interests of Buyer, or any direct or indirect redemption, purchase or other acquisition by Buyer of its respective membership interests;

               (h) Any labor trouble or claim of unfair labor practices involving Buyer; any change in the compensation payable or to become payable by Buyer to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

               (i) Any change with respect to the officers or management of Buyer;

               (j) Any payment or discharge of a material lien or liability of Buyer which was not shown on the Buyer Balance Sheet or incurred in the ordinary course of business thereafter;

               (k) Any obligation or liability incurred by Buyer to any of its officers, directors, members or employees, or any loans or advances made by Buyer to any of its officers, directors, members or employees, except normal compensation and expense allowances and advances payable to officers or employees;

               (l) Any change in accounting methods or practices, credit practices or collection policies used by Buyer;

               (m) Any other transaction entered into by Buyer other than transactions in the ordinary course of business; or

               (n) Any agreement or understanding whether in writing or otherwise, for Buyer to take any of the actions specified in paragraphs (a) through (m) above.

          5.11. Compliance with Laws. Buyer is in compliance with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to Buyer or to the conduct of its business, except where noncompliance with such statute, ordinance, order, judgment, decree, rule or regulation would not have a material adverse effect on Buyer, and Buyer has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

          5.12. Operating Agreements. The Buyer Operating Agreement attached as
Schedule 5.12 is in full force and effect.

SECTION 6. COVENANTS OF BUYER.

          6.1. Consummation of Agreement. Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this agreement, to the end that the transactions contemplated by this agreement shall be fully carried out.

          6.2. Option Pool. Buyer agrees to make available for distribution to Company employees and new hires a pool of options to purchase 168,000 Buyer Class A Units or stock appreciation rights with respect to Buyer Class A Units (the "SARs"). The allocation of such options or SARs is set forth on Schedule
6.2 attached hereto. The options or SARs shall have an exercise price of $5.00 per share and shall vest at the rate of twenty-five percent (25%) per year over four (4) years. The Holders acknowledge that (a) under the Buyer Operating Agreement, the Board of Directors of Nextera Enterprises Holdings, L.L.C., a Delaware limited liability company, will have the authority to determine the remaining terms and conditions of such options and stock appreciation rights, including making amendments to the Buyer Operating Agreement, and (b) the tax consequences of the options and stock appreciation rights are materially different in a limited liability company as compared to a corporate structure.

          6.3. Books and Records; Tax Matters.

               (a) Books and Records. Each party agrees that it will cooperate with and make available to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 6.4(a) shall be subject to the terms of the Confidentiality Agreement.

               (b) Cooperation and Records Retention. The Holders and Buyer shall (i) each provide the other with such assistance as may reasonably be requested in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the others with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the others with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the others for any period. Without limiting the generality of the foregoing, the Holders and Buyer shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other parties with a reasonable opportunity to review and copy the same.

          6.4. Release of Personal Guarantees. Buyer agrees to use its commercially reasonable efforts to have Messrs. Bhaskaran and Shepherd released from those guarantees listed on Schedule 6.4 hereto (the "Guarantees"), including the offer by Buyer to substitute Buyer for Messrs. Bhaskaran and Shepherd on each such guaranty. To the extent that Buyer has not obtained all such releases on or prior to the Closing, then Buyer shall indemnify and hold harmless Messrs. Bhaskaran and Shepherd for any losses, costs, claims and liabilities and expenses (including reasonable attorney's fees) resulting from any of the obligations of Messrs. Bhaskaran and Shepherd under the Guarantees.

          6.5. Right of First Offer on Dispositions of Holders.

               (a) Termination of Employment for other than Cause. Notwithstanding Section 6.4 of the Buyer Operating Agreement, in the event a Holder's employment with the Company is terminated by the Company for other than Cause (as hereinafter defined), Buyer shall not have the right to repurchase the Buyer Class A Units issued to such Holder in connection with this Agreement as provided by Section 6.4 of the Buyer Operating Agreement; provided, however, that Buyer shall have the right of first offer to purchase any such Buyer Class A Units which such Holder, from time to time, proposes to sell or transfer as set forth in Section 6.5(c) below (the "Right of First Offer"). Each Holder acknowledges that in the event such Holder terminates such Holder's employment with the Company, Buyer shall have the right, but not the obligation, to repurchase such Holder's Buyer Class A Units as set forth in Section 6.4 of the Buyer Operating Agreement. For purposes of this Section 6.5, Cause shall have the meaning ascribed to such term in the Holder's written employment agreement with the Company, if any. If the Holder has not entered into a written employment agreement with the Company, Cause shall have the meaning ascribed to such term in Buyer's form of Employee Equity Participation Agreement (which definition is set forth on Schedule 6.5 hereto).

               (b) Sale by Ramesh Vasudevan, Padmini Vasudevan and Glenn Van Straatum. Notwithstanding the foregoing and Section 6.4 of the Buyer Operating Agreement, Buyer shall not have the right to repurchase the Buyer Class A Units issued to Ramesh Vasudevan, Padmini Vasudevan and Glenn Van Straatum in connection with this Agreement as provided by Section 6.4 of the Buyer Operating Agreement, provided, however, that Buyer shall have the Right of First Offer to purchase any such Buyer Class A Units which Ramesh Vasudevan, Padmini Vasudevan and Glenn Van Straatum, from time to time, propose to sell or transfer as set forth in Section 6.5(c) below.

               (c) Right of First Offer. If at any time the Holder wishes to sell, assign, transfer or otherwise dispose of any or all of the Buyer Class A Units owned by him, the Holder shall give a written notice (the "Transfer Notice") to Buyer, describing fully the proposed transfer, including the number of the Buyer Class A Units proposed to be transferred, the proposed transfer price, other terms and conditions, if any, and the name and address of the proposed transferee (the "Proposed Transferee"). The Transfer Notice shall be signed both by the Holder and the Proposed Transferee and must constitute a binding commitment of both such parties for the transfer of such Buyer Class A Units. Buyer shall have the right to purchase the Buyer Class A Units subject to the Transfer Notice at a price per share equal to the proposed per unit transfer price and upon such other terms and conditions as are stated in the Transfer Notice, by delivery of a notice of exercise of Buyer's Right of First Offer within thirty (30) days after the date the Transfer Notice is delivered to Buyer. Buyer's rights under this Section 6.5 shall be freely assignable, in whole or in part.

SECTION 7. CONDITIONS.

          7.1. Conditions to the Obligations of Buyer.

          The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

               (a) Representations; Warranties; Covenants. Each of the representations and warranties of the Company and the Holders contained in
Section 2 shall be true and correct in all material respects as of the date of this Agreement and as of the date of the Closing as though made on and as of the Closing; and the Company and each of the Holders shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing.

               (b) No Material Change. There shall have been no material adverse change in the business, properties, assets, results of operations, financial condition, liabilities, or prospects of the Company since the date hereof, whether or not in the ordinary course of business.

               (c) Certificate from Officers. The Holders shall have delivered to Buyer a certificate of the Company's Chief Executive Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this Section 7.1 are true and correct.

               (d) Escrow Agreement. Each of the Company, Buyer, the Holders and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form attached hereto as Exhibit C.

               (e) Opinion of Counsel. On the date of the Closing, Buyer shall have received from Pillsbury Madison & Sutro LLP, as counsel for the Company and the Holders, an opinion as of said date, in the form attached hereto as Exhibit E.

               (f) No Litigation. There shall be no temporary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the transactions contemplated hereunder.

               (g) Consents. The Company or the Holders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Holders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Buyer subsequent to the Closing; and the Company, the Holders and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

               (h) Employment Agreements. Each of Messrs. Bhaskaran and Shepherd shall have executed and delivered to Buyer an Employment Agreement in substantially the form of Exhibit F-1 and F-2, respectively.

               (i) Payment of Indebtedness; Lien Release. The Company shall have obtained written confirmation in form and substance satisfactory to Buyer of the outstanding balance under that certain WCMA Note, Loan and Security Agreement between the Company and Merrill Lynch business Financial Systems, dated as of April 21, 1997 (the "Credit Agreement") and confirmation that upon payment of such balance all liens under such Credit Agreement shall be released.

               (j) Noncompetition, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement. Each of the Ravinder Bhaskaran, Michael Shepherd, Ramesh Vasudevan and Padmini Vasudevan shall have executed and delivered to Buyer a Noncompetition, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement in substantially the form of Exhibit G, respectively.

               (k) All holders of options to purchase common stock of the Company shall have agreed to the cancellation of such options and entered into a form of Option Cancellation Agreement attached hereto as Exhibit B.

               (l) The Company shall have caused its 401(k) plan to terminate.

               (m) Consent to Recapitalization. Each of the members of Buyer shall have delivered to Buyer a signed letter of consent acknowledging his agreement and consent to the Recapitalization (as defined in Section 10.1).

          7.2. Conditions to Obligations of the Company and the Holders. The obligation of the Company and the Holders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

               (a) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 5 shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, each have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

               (b) No Material Change. There shall have been no material adverse change in the business, properties, assets, results of operations, financial condition, liabilities, or prospects of the Company since the date hereof, whether or not in the ordinary course of business.

               (c) No Litigation. There shall be no temporary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the transactions contemplated hereunder.

               (d) Employment Agreements. Buyer shall have executed and delivered to Messrs. Bhaskaran and Shepherd Employment Agreements in substantially the forms of Exhibit F-1 and F-2.

               (e) Opinion of Counsel. On the date of the Closing, the Company and the Holders shall have received from Maron & Sandler, counsel for Buyer, an opinion as of said date, in form attached hereto as Exhibit G.

SECTION 8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

          8.1. Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; provided, however, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 9 shall expire.

          8.2. Release. Each Holder hereby releases and discharges

                    (i) the Company, Buyer and any and all affiliates of the Company, Buyer and any of their respective successors and assigns, of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities of every kind and nature, including claims and causes of action both in law and in equity, and

                    (ii) each of the present and former shareholders, directors, officers, employees, attorneys and agents of the Company, and any of their respective successors and assigns (each, together with the Company and Buyer, a "Released Party"), of and from any and all commitments, indebtedness, suits, demands, obligations and liabilities relating to the business of the Company, Buyer and relating to this transaction, including claims and causes of action both in law and in equity, which such Holder and/or his heirs, executors, administrators, successors or assigns ever had, now has, to the extent arising from or in connection with any action, omission or state of facts taken or existing on or prior to the date hereof or prior to the Closing, against any Released Party, whether asserted, unasserted, absolute, contingent, known or unknown, including without limitation commitments, obligations, liabilities and claims arising under or pursuant to
(1) the Company Organizational Documents, as amended through the date hereof and through the date of the Closing of the Company and (2) any contracts to which such Holder and any Released Party are parties, including, without limitation, the Company Organizational Documents and any agreement between such Holder and the Company, with respect to the employment of such Holder prior to the date of the Closing; provided, however, that such Holder does not release any Released Party from (A) commitments, obligations, liabilities and claims arising under or pursuant to the following provisions of this Agreement: Section 1 (Sale of Shares and Purchase Price), Section 5 (Representations and Warranties of Buyer),
Section 10 (Indemnification) and Section 11 (Miscellaneous), (B) commitments, obligations, liabilities and claims, if any, arising under or pursuant to the employment agreement, entered into by such Holder and Buyer or the Company pursuant to the Agreement, (C) commitments, obligations, liabilities and claims arising under or pursuant to agreements entered into after the date hereof with the written consent of the Company, and (D) any claims for accrued vacation benefits and claims for compensation earned prior to the date of the Closing.

        Such Holder represents and warrants to each Released Party that he (i) has received such information as he has deemed relevant regarding the properties, assets, business, condition (financial or otherwise), results of operations or prospects of the Company and its affiliates, (ii) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or her sale of equity interests in the Company hereunder and/or has engaged and consulted with one or more advisers with such capabilities, and (iii) has been afforded the opportunity to ask questions and receive answers from management of the

Company and its advisers regarding the transactions contemplated by this Agreement and the properties, assets, business, condition (financial and otherwise), results of operations and prospects of the Company. In furtherance and not in limitation of the foregoing, such Holder represents that he has read carefully, fully understood, and if appropriate, discussed with his legal and financial advisers, (A) materials described in clause (i) above and, (B) the financial statements and projections set forth in Schedule 2.7 to this Agreement and such Holder hereby represents that he has not relied upon any representations, warranties or agreements of any person other than those set forth in this Agreement.

        Such Holder acknowledges and agrees that the provisions hereof are reasonable in context and scope, are a material condition to the Company's willingness to enter into and effect this Agreement and effect the transactions contemplated hereby and are intended to be and shall be enforced to the full extent set forth herein.

SECTION 9. INDEMNIFICATION.

          9.1. Indemnification by the Holders. The Holders jointly and severally agree subsequent to the Closing to indemnify and hold the Company, Buyer and their respective subsidiaries and affiliates and persons serving as officers, directors, partners, managers, stockholders, members, employees and agents thereof (other than the Holders, except to the extent of liabilities incurred in their capacities as such an officer, director or employee after the Closing) (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

               (a) fraud, intentional misrepresentation or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of the Company or the Holders under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto (collectively, "Fraud Claims");

               (b) any breach of any representation or warranty of the Holders set forth in Section 2.3 of this Agreement (collectively, "Ownership Claims");

               (c) any liability of the Company or the Holders for Taxes arising from the activities of the Company and all events and transactions on or prior to the Closing and any breach of the representations and warranties set forth in
Section 2.8 hereof and any covenant with respect to Taxes or tax related matters (collectively, "Tax Claims"); and

               (d) other than Fraud Claims, Ownership Claims or Tax Claims, any other breach of any representation, warranty or covenant of the Holders under this Agreement or in any schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants (collectively, "General Claims").

        In addition, each Holder severally, but not jointly, agrees subsequent to the Closing to indemnify and hold all Buyer Indemnified Parties harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon fraud, intentional misrepresentation or any breach (whether or not deliberate or willful) of any representation or warranty of such Holder contained in Section 3, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representation or warranty (collectively, "Individual Claims").

          9.2. Limitations on Indemnification by the Holders. Anything contained in this Agreement to the contrary notwithstanding, the liability of the Holders to provide any indemnification to any Buyer Indemnified Party and right of Buyer Indemnified Parties to indemnification under Section 9.1 shall be subject to the following provisions:

               (a) Other than any claim for breach of any representation or warranty of the Company or the Holders set forth in Section 2.24 of this Agreement, no claims for indemnification shall be made under this Agreement against any Holder, and no indemnification shall be payable to any Buyer Indemnified Party, with respect to General Claims after the date which is eighteen (18) months following the Closing.

               (b) The amount to be payable by a Holder to all Buyer Indemnified Parties for claims for indemnification hereunder shall in no event exceed such Holder's pro rata share of the total amount to be paid to all Buyer Indemnified Parties for claims for indemnification hereunder. The pro rata shares of the Holders for this purpose shall be the same percentages as the Holders' respective interests in the Additional Consideration as set forth on Exhibit D.

               (c) The aggregate amount to be payable to all Buyer Indemnified Parties by each Holder for claims for indemnification with respect to General Claims shall in no event exceed such Holder's pro rata portion of $4,583,333 and 293,333 Buyer Class A Units and one half of the amount determined to be the Additional Consideration pursuant to Section 1.7.

               (d) In the event that any claim for indemnification arises from a breach of representation, warranty or covenant which was made or undertaken by a Holder, by the express terms of this Agreement severally and not jointly, the Holders shall be severally, but not jointly, liable for indemnification in respect of such a claim.

               (e) The Holders shall have no obligation for indemnification with respect to General Claims hereunder until aggregate claims for indemnification with respect to General Claims hereunder exceed $50,000, in which case the Holders shall be obligated for indemnification of all General Claims including the initial $50,000 of such claims.

               (f) Claims for indemnification with respect to Fraud Claims, Ownership Claims, Individual Claims, or Tax Claims made under this Agreement by any Buyer Indemnified Party shall not be subject to any of the limitations set forth in this Section 9.2.

          9.3. Indemnification by Buyer. Buyer agrees to indemnify and hold the Holders (individually a "Holder Indemnified Party" and collectively the "Holder Indemnified Parties") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

          9.4. Limitation on Indemnification by Buyer. Notwithstanding the foregoing, (a) no indemnification shall be payable to the Holders with respect to claims asserted pursuant to Section 9.3 above after the date which is eighteen (18) months after the Closing, and the aggregate amount to be payable to Holders pursuant to Section 9.3 shall not exceed $4,583,333 and 293,333 Buyer Class A Units and one half of the amount determined to be the Additional Consideration pursuant to Section 1.7 and (b) Buyer shall have no obligation for indemnification hereunder until aggregate claims for indemnification hereunder exceed $50,000, in which case Buyer shall be obligated for indemnification of all claims, including the initial $50,000 of such claims; provided, however, that the limitations set forth herein shall not apply to a claim for indemnification based upon a breach of Section 5.2 or 5.3 or covenants to be performed post-Closing. Claims for indemnification with respect to fraud, intentional misrepresentation or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of Buyer under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto made under this Agreement by any Holder Indemnified Party shall not be subject to any of the limitations set forth in this Section 9.4.

          9.5. Notice; Defense of Claims. An indemnified party shall make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

          9.6. Satisfaction of Holder Indemnification Obligations. In order to satisfy the indemnification obligations of the Holders hereunder, a Buyer Indemnified Party shall proceed first directly against the Escrow Deposit as further set forth in the Escrow Agreement and then directly against the Holders, subject to the limitations set forth in Section 9.2, as applicable. As further set forth in the Escrow Agreement, all claims against the Escrow Deposit shall be satisfied first against the cash portion thereof and then against the Buyer Class A Units.

          9.7. Valuation of Buyer Class A Units. Except as provided in the Escrow Agreement, the Holders may, at their option, elect to satisfy any indemnification claims under this Agreement by delivering Buyer Class A Units to the Buyer Indemnified Parties up to a maximum of 293,333 Buyer Class A Units. To the extent that Buyer Class A Units are used to satisfy indemnification claims under this Agreement, such units shall be valued in accordance with the terms of the Escrow Agreement.

SECTION 10. MISCELLANEOUS.

          10.1. Recapitalization of Buyer and Holdings. The Company and each of the Holders hereby agree and acknowledge that they have been informed that Buyer and Holdings have adopted a recapitalization plan (the "Recapitalization") which has not yet been effectuated. It is the intention of Buyer, Holdings, and their members to effectuate the Recapitalization as soon as practicable following the Closing. The Company and each of the Holders hereby consents and agrees to each and every element of the Recapitalization which is set forth on Schedule 10.1 attached hereto; the results of the Recapitalization are shown on Exhibit I attached hereto in the form of a structure chart. Buyer and each Holder agree and acknowledge that the terms of the Recapitalization as set forth on Schedule
10.1 and illustrated in Exhibit I do not incorporate or reflect the fact that there are employee equity participation rights (" Buyer SARs") in Buyer which may be converted into Class A Common Units of Buyer. There are currently 944,000 Buyer SARs outstanding with an equivalent strike price of $5.00 per unit and 927,010 Buyer SARs outstanding with an equivalent strike price of $7.50 per unit and additional Buyer SARs may be issued. Additional Class A Common Units of Buyer may be issued in future acquisitions. In addition, the terms of the Recapitalization as set forth on Schedule 10.1 and illustrated on Exhibit I have been prepared on the assumption that both this transaction and the so-called "PTG" transaction will be consummated; in the event that the "PTG" transaction does not close either prior to or after the Recapitalization, then the terms of the Recapitalization will be adjusted accordingly. The Company and each Holder further agree and acknowledge that no further consents need be obtained from them to effectuate the Recapitalization after the Closing Date and that they agree and consent to the necessary steps that will be taken and to the documentation that will be prepared and executed to complete the Recapitalization.

          10.2. Fees and Expenses. The Company will pay the reasonable fees and out-of-pocket expenses of Pillsbury Madison & Sutro LLP for services as counsel to the Company and the Holders in connection with the transactions contemplated herein up to a maximum of $60,000 after submission of a reasonably detailed invoice. At the Closing and for administrative convenience, Nextera will make a payment by wire transfer on behalf of the Holders of $250,000 from the proceeds otherwise due the Holders in full satisfaction of the investment banking fees of Alliant Partners with respect to this transaction. The Holders shall bear all other fees, commissions and expenses of the Company and the Holders incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

          10.3. Governing Law. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

          10.4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

        TO BUYER:                       Nextera Enterprises, L.L.C.
                                        One Cranberry Hill
                                        Lexington, MA 02173
                                        Attention:  Gresham T. Brebach, Jr.
                                        Fax:  (781) 778-4500

        With a copy to:                 Latham & Watkins
                                        75 Willow Road
                                        Menlo Park, CA 94025
                                        Attention:  Christopher L. Kaufman, Esq.
                                        Fax:  (650) 463-2600

                                        Latham & Watkins
                                        701 "B" Street, Suite 2100
                                        San Diego, CA  92101
                                        Attention:  Cheston J. Larson, Esq.
                                        Fax:  (619) 696-7419

        With an additional copy to:     Maron & Sandler
                                        844 Moraga Drive
                                        Los Angeles, CA  90049
                                        Attention:  Stanley E. Maron, Esq.
                                        Fax:  (310) 440-3690

        TO COMPANY:                     Pyramid Imaging, Inc.
                                        545 Mission Street, 3rd Floor
                                        San Francisco, CA  94105
                                        Attention:  Michael J. Shepherd
                                        Fax:  (415) 882-4848

        With a copy to:                 Pillsbury Madison & Sutro LLP
                                        235 Montgomery Street
                                        San Francisco, CA  94104
                                        Attention:  Karen A. Dempsey, Esq.
                                        Fax:  (415) 983-1200

        TO ANY HOLDER:                  To the address last provided by such
                                        Holder to the Company

        With a copy to:                 Pillsbury Madison & Sutro LLP
                                        235 Montgomery Street
                                        San Francisco, CA  94104
                                        Attention:  Karen A. Dempsey, Esq.
                                        Fax:  (415) 983-1200

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

          10.5. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits.

          10.6. Assignability; Binding Effect. This Agreement (including any obligation of Buyer to pay Additional Consideration to the Holders) shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company and the Holders. This Agreement may not be assigned by any Holder or the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          10.7. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

          10.8. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          10.9. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

          10.10. Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company.

          10.11. Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or the Holders and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company or the Holders, and Buyer does not elect to terminate under Section 8, Buyer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Buyer.


          [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                BUYER:


                                NEXTERA ENTERPRISES, L.L.C., a Delaware limited liability company

                                By: /s/  MICHAEL P. MULDOWNEY
                                    -------------------------------------------
                                    Name:   Michael P. Muldowney
                                         --------------------------------------
                                    Title:
                                          -------------------------------------


                                COMPANY:


                                PYRAMID IMAGING, INC., a California corporation

                                By: /s/  MICHAEL J. SHEPHERD
                                    -------------------------------------------
                                    Name:  Michael J. Shepherd
                                         --------------------------------------
                                    Title: President
                                          -------------------------------------


                                HOLDERS:

                                /s/  RAVINDER BHASKARAN
                                -----------------------------------------------
                                Ravinder Bhaskaran
                                Residence:  California


                                /s/  MICHAEL SHEPHERD
                                -----------------------------------------------
                                Michael J. Shepherd
                                Residence:  California

                                /s/  RAMESH VASUDEVAN
                                -----------------------------------------------
                                Ramesh Vasudevan
                                Residence:  Vancouver, Canada


                                /s/  PADMINI VASUDEVAN
                                -----------------------------------------------
                                Padmini Vasudevan
                                Residence:  Vancouver, Canada


                                /s/  CHARLES BLACKBURN
                                -----------------------------------------------
                                Charles J. Blackburn
                                Residence:  California


                                /s/  DOUGLAS F. STEIN
                                -----------------------------------------------
                                Douglas F. Stein
                                Residence:  California


                                /s/  GLENN F. VAN STRAATUM
                                -----------------------------------------------
                                Glenn F. Van Straatum
                                Residence:  California


                                /s/  IAIN R. McNEIL
                                -----------------------------------------------
                                Iain R. McNeil
                                Residence:  California